EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated February 16, 2005, appearing in the Annual Report on page F-2 of Form 10-KSB of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2004, in the Company’s Registration Statements on Form S-8, SEC File No. 333-50325 and 333-76038 regarding the 1997 Stock Option Plan and SEC File No. 333-50343 regarding the Consulting Agreement; and in the Company’s Registration Statement on Form S-3, SEC File No. 333-42824.

/s/ Ferlita, Walsh & Gonzalez, P.A.
Ferlita, Walsh & Gonzalez, P.A.
3302 Azeele Street
Tampa, Florida 33609

March 23, 2005